KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2022 Fourth Quarter and Full Year Financial Results
Company Sets Annual Shareholder Meeting Date

Kingston, NY — March 30, 2023 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2022. The Company will host a conference call for analysts and investors on March 31, 2023, at 8:30 a.m. Eastern Time, as previously announced on January 24, 2023.

Annual Meeting of Stockholders

The Company also announced that the 2023 Annual Meeting of Stockholders will be held on Wednesday, August 9, 2023 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. Stockholders of record as of the close of business on June 15, 2023 will be entitled to vote at the Annual Meeting.

Financial and Operational Highlights
2022 Fourth Quarter
(All results are compared to prior year quarterly period unless otherwise noted)

- Loss per share of $(0.37) compared to earnings per share of $0.21; net operating loss per share[1] of $(0.36) compared to $(0.11). Losses attributable to late December Winter Storm Elliot were $0.13 per share
- Book value per share of $3.38, down 7.4% from the prior quarter. Book value per share excluding Accumulated Other Comprehensive (Loss) Income[1] was $4.87
- Direct written premiums[1] grew by 7.7% to $53.9 million
- Net premiums earned decreased 17.8% to $30.4 million driven by the 30% personal lines quota share treaty
- Net combined ratio increased to 113.9% from 101.3%
- Net loss ratio was 81.3%, up from 61.8%. Winter Storm Elliot added 13.1 percentage points and prior year loss development[1] added 6.5 percentage points
- Net expense ratio decreased to 32.6% from 39.5%
- Net combined ratio excluding catastrophes and prior year loss development[1] was 93.8% compared to 94.5%
- No shares repurchased during Q4

2022 Full Year
(All results are compared to prior year period unless otherwise noted)

- Loss per share of $(2.12) compared to loss per share of ($0.70); net operating loss per share[1] of $(1.42) compared to $(1.43)
- Book value per share of $3.38, down 53.2% from the prior year
- Realized and unrealized losses resulted in a decline in book value of $0.70 per share
- Direct written premiums[1] grew by 10.8% to $201.2 million
- Net premiums earned decreased 20.5% to $114.4 million driven by the 30% personal lines quota share treaty
- Net combined ratio increased to 113.3% from 111.5%
- Net loss ratio increased to 77.3% from 70.9%. Catastrophe losses added 6.7 percentage points and prior year loss development[1] added 2.4 percentage points
- Net expense ratio decreased to 36.0% from 40.6%
- Net combined ratio excluding catastrophes and prior year loss development[1] was 104.2% compared to 101.2%
- No shares repurchased during the year

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[1] These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone's Chairman and Chief Executive Officer, commented, "While the macroeconomic environment continues to impact Kingstone and others, we are on the right path towards improved performance due to the actions we've taken as part of our multiyear transformation. Fourth quarter results demonstrate clear early signs of progress towards our goal of restoring Kingstone's profitability. We remain cautious in our underwriting despite lessened competition. We are relentlessly focused on execution as we work to drive enhanced value creation in 2023 and beyond."

Jennifer Gravelle, Kingstone's Chief Financial Offer, continued, "Since joining Kingstone in January, I have come to appreciate the talent of our team and compelling value of our services and platform for our customers. Although there remains work to be done, I'm confident that the most important strategic initiatives have already been completed and optimistic that Kingstone can realize improved results in 2023. Our net expense ratio for 2022 was 36.0%, well below 2021 and in fact the lowest annual net expense ratio since 2016. I look forward to working closely with the Board and leadership team to build on Kingstone's strong foundation and achieve sustained profitability."

Meryl Golden, Kingstone's Chief Operating Officer, concluded, "We have a clear strategy in place to address current market challenges, leveraging our strong business fundamentals and strategic investments. Our efforts to aggressively increase our premiums began in Q3 and, albeit minimal, the results can be seen on a GAAP basis. We're pleased that for New York Homeowners, which represent more than 60% of our Q4 total personal lines business, we have already seen a 25% increase in the average renewal premium. Our four-pillar strategy for 2023 and 2024, coined Kingstone 3.0, is focused on aggressively reducing the non-New York book of business, adjusting pricing to stay ahead of loss trends including inflation, tightly managing reinsurance requirements and costs and continuing expense reduction efforts. By executing on these initiatives, Kingstone will be positioned to achieve our goal of returning to profitability in 2023."

See "Forward-Looking Statements"

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended December 31, 2022	2021	% Change	Years Ended December 31, 2022	2021	% Change
Direct written premiums[1]	$ 53,901	$ 50,055	7.7%	$ 201,255	$ 181,665	10.8%
Net written premiums[1]	$ 33,450	$ 19,000	76.2%	$ 122,060	$ 128,755	-5.2%
Net premiums earned	$ 30,448	$ 37,053	-17.8%	$ 114,385	$ 143,882	-20.5%
Total ceding commission revenue	$ 5,036	$ 52	9584.6%	$ 19,319	$ 90	21365.6%
Net investment income	$ 1,525	$ 1,484	2.8%	$ 4,937	$ 6,621	-25.4%
Net (losses) gains on investments	$ (78)	$ 4,307	na	$ (9,392)	$ 9,787	na
U.S. GAAP Net (loss) income	$ (3,950)	$ 2,228	na	$ (22,525)	$ (7,378)	-205.3%
U.S. GAAP Diluted (loss) earnings per share	$ (0.37)	$ 0.21	na	$ (2.12)	$ (0.70)	-202.9%
Comprehensive loss	$ (3,930)	$ (2,182)	-80.1%	$ (40,280)	$ (15,462)	-160.5%
Net operating loss[1]	$ (3,888)	$ (1,175)	-230.9%	$ (15,105)	$ (15,110)	0.0%
Net operating loss[1] per share	$ (0.36)	$ (0.11)	-236.1%	$ (1.42)	$ (1.43)	0.6%
Return on average equity (annualized)	-42.1%	11.6%	na	-40.2%	-8.8%	-31.4 pts
Net loss ratio	81.3%	61.8%	19.5 pts	77.3%	70.9%	6.4 pts
Net underwriting expense ratio	32.6%	39.5%	-6.9 pts	36.0%	40.6%	-4.6 pts
Net combined ratio	113.9%	101.3%	12.6 pts	113.3%	111.5%	1.8 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	20.1 pts	6.8 pts	13.3 pts	9.1 pts	10.3 pts	-1.2 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	93.8%	94.5%	-0.7 pts	104.2%	101.2%	3 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2022 Fourth Quarter and Year End Financial Review

Net (loss) income:

Net loss was $4.0 million during the three-month period ended December 31, 2022, compared to net income of $2.2 million in the prior year period. The decrease in net income in the latest three-month period can be attributed to catastrophe losses and prior year loss development during the quarter offset by a decrease in the Company's expenses.

For the year ended December 31, 2022, the net loss was $22.5 million, up from a net loss of $7.4 million in the prior year. The increase in net loss can be attributed to an increase in the net loss ratio, as well as an increase in the net losses on investments due to interest rate increases, offset by a decrease in the Company's net expense ratio attributable to ceding commissions from the 30% personal lines quota share and other expense reductions.

Earnings (Loss) per share ("EPS"):

Kingstone reported EPS of $(0.37) per diluted share for the three months ended December 31, 2022, compared to EPS of $0.21 per diluted share for the three months ended December 31, 2021. For the year ended December

31, 2022, EPS was $(2.12) per diluted share compared to EPS of $(0.70) per diluted share for the year ended December 31, 2021. EPS for the three-month periods ended December 31, 2022 and 2021 was based on 10.7 million and 10.8 million weighted average diluted shares outstanding, respectively. EPS for the years ended December 31, 2022 and 2021 was based on 10.6 million and 10.6 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned

Direct written premiums[1] for the fourth quarter of 2022 were $53.9 million, an increase of $3.8 million or 7.7% from $50.1 million in the prior year period. The increase is primarily attributable to a $2.8 million increase in premiums from our personal lines business and a $1.0 million increase in our livery physical damage product. For the year ended December 31, 2022, direct written premiums increased 10.8% to $201.2 million, compared to $181.7 million in the prior year. Direct written premiums from our personal lines business for the year ended December 31, 2022 were $188.1 million, an increase of $16.4 million, or 9.6%, from $171.7 million in the prior year.

Net written premiums[1] increased $14.4 million, or 76.1% to $33.5 million during the three-month period ended December 31, 2022 from $19.0 million in the prior year period. For the year ended December 31, 2022, net written premiums decreased 5.2% to $122.1 million, compared to $128.8 million in the prior year. The increase in the fourth quarter was attributable to the inception of a 30% personal lines quota share treaty on a cut-off basis on December 30, 2021. The inception cut-off on December 30, 2021 resulted in the ceding of $22.9 million of unearned premiums to our reinsurers. The decrease in net written premiums for the year is a result of the 30% personal lines quota share treaty in effect for all of 2022.

Net premiums earned for the quarter ended December 31, 2022 decreased 17.8% to $30.4 million, compared to $37.1 million for the quarter ended December 31, 2021. For the year ended December 31, 2022, net premiums earned decreased 20.5% to $114.4 million, compared to $143.9 million in the prior year. The decrease in the fourth quarter and for the year was attributable to the inception of the 30% personal lines quota share treaty on a cut-off basis on December 30, 2021, partially offset by an increase in direct written premiums.

Net Loss Ratio:

For the quarter ended December 31, 2022, the Company's net loss ratio was 81.3%, compared to 61.8% in the prior year period. The loss ratio increased from the prior year period mainly due to an increase in catastrophe loss and prior year development on the Company's commercial multi-peril line of business. The impact of catastrophe losses was 13.6 points for 2022 compared to 6.8 points in the prior year. Prior year development was 6.5 points in 2022 and no change in the prior year.

For the year ended December 31, 2022, the net loss ratio was 77.3%, compared to 70.9% in the prior year. The net loss ratio was higher than in the prior year mainly due an increase in frequency for the water peril, primarily from winter storms, and an increase in severity due to inflation. The impact of catastrophe losses was 6.7 points for 2022 compared to 10.3 points in the prior year. Prior year development was 2.4 points in 2022 and no change in the prior year.

Net Underwriting Expense Ratio:

For the quarter ended December 31, 2022, the net underwriting expense ratio was 32.6% as compared to 39.5% in the prior year period, a decrease of 6.9 percentage points. For the year ended December 31, 2022, the Company's net underwriting expense ratio decreased to 36.0% from 40.6% in the prior year, a decrease of 4.6 percentage points. The decrease in the fourth quarter and for the full year was primarily attributable to the increase in provisional ceding commissions from the 30% personal lines quota share, a decrease in IT expenses from the retirement of the Company's legacy systems, and changes to producer commissions and profit sharing.

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[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $191.0 million at December 31, 2022 compared to $237.9 million at December 31, 2021. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 90.7% of total investments at December 31, 2022 and 77.7% at December 31, 2021. The Company's effective duration on its fixed-income portfolio is 4.5 years.

Net investment income increased 2.8% to $1.53 million for the fourth quarter of 2022 from $1.48 million in the prior year period. Net investment income decreased 25.4% to $4.9 million for the year ended December 31, 2022 from $6.6 million in the prior year.

Accumulated Other Comprehensive Income/Loss ("AOCI"), net of tax

As of December 31, 2022, AOCI was a loss of $(16.0) million compared to income of $1.8 million at December 31, 2021. The decrease in AOCI at December 31, 2022 of $(17.8) million is attributable to the impact of increased interest rates since December 31, 2021.

Share Repurchase Program

The Company did not repurchase any shares during the year.

Book Value

The Company's book value per share at December 31, 2022 was $3.38, a decline of 53.2% compared to $7.22 at December 31, 2021.

	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21
Book Value Per Share	$ 3.38	$ 3.65	$ 4.42	$ 5.50	$ 7.22
% Increase from specified period to 12/31/22		*-7.4%*	*-23.5%*	*-38.5%*	*-53.2%*

Book value excluding Accumulated Other Comprehensive (Loss) Income per Share[1]

The Company's book value excluding Accumulated Other Comprehensive (Loss) per share at December 31, 2022 was $4.87, a decline of 30.9% compared to $7.05 at December 31, 2021.

	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21
Book Value Excluding Accumulated Other Comprehensive (Loss) Income Per Share[1]	$ 4.87	$ 5.15	$ 5.55	$ 6.06	$ 7.05
% Increase from specified period to 12/31/22		*-5.4%*	*-12.2%*	*-19.6%*	*-30.9%*

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[1] This measure is not based on GAAP and is defined and reconciled below to the most directly comparable GAAP measure.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, March 31, 2023, at 8:30 a.m. ET.

The dial-in numbers are:
877-407-3105 (U.S.)
201-493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q4 and Full Year 2022 Earnings Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Book value excluding accumulated other comprehensive (loss) income per share - is book value per share excluding the impact of accumulated other comprehensive (loss) income or AOCI. Management uses book value excluding accumulated other comprehensive (loss) income per share to evaluate the results to exclude the impact of interest rate changes on our fixed income portfolio.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

(000's except percentages)	For the Three Months Ended December 31, 2022	2021	$ Change	% Change	For the Years Ended December 31, 2022	2021	$ Change	% Change
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$ 53,901	$ 50,055	$ 3,846	7.7 %	$ 201,255	$ 181,665	$ 19,590	10.8 %
Ceded written premiums	(20,451)	(31,055)	10,604	(34.1)	(79,195)	(52,910)	(26,285)	49.7
Net written premiums	33,450	19,000	14,450	76.1 %	122,060	128,755	(6,695)	(5.2) %
Change in unearned premiums	(3,002)	18,053	(21,055)	(116.6)	(7,675)	15,127	(22,802)	(150.7)
Net premiums earned	**$ 30,448**	**$ 37,053**	**$ (6,605)**	**(17.8) %**	**$ 114,385**	**$ 143,882**	**$ (29,498)**	**(20.5) %**

(Components may not sum due to rounding)

The following table reconciles net operating loss to net (loss) income for the periods indicated:

	For the Three Months Ended				For the Years Ended			
	December 31, 2022		December 31, 2021		December 31, 2022		December 31, 2021	
(000's except per common share amounts	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share
Net (Loss) Income and Diluted (Loss) Earnings per Common Share Reconciliation:								
Net (loss) income	**$ (3,950)**	**$ (0.37)**	**$ 2,228**	**$ 0.21**	**$ (22,525)**	**$ (2.12)**	**$ (7,378)**	**$ (0.70)**
Net realized loss (gain) on investments	78		(4,307)		9,392		(9,787)	
Less tax benefit (expense) on net realized loss (gain)	16		(904)		1,972		(2,055)	
Net realized loss (gain) on investments, net of taxes	62	**$ 0.01**	(3,403)	**$ (0.31)**	7,420	**$ 0.70**	(7,732)	**$ (0.73)**
Net operating loss	**$ (3,888)**	**$ (0.36)**	**$ (1,175)**	**$ (0.11)**	**$ (15,105)**	**$ (1.42)**	**$ (15,110)**	**$ (1.43)**
Weighted average diluted shares outstanding	10,660,426		10,828,313		10,645,365		10,587,912	

(Components may not sum due to rounding)

The following table reconciles book value excluding accumulated other comprehensive (loss) income to book value as of the dates indicated:

	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21
Book Value Per Share	$ 3.38	$ 3.65	$ 4.42	$ 5.50	$ 7.22
Accumulated other comprehensive (loss) income	$(15,958,428)	$(15,978,570)	$(11,994,258)	$(5,964,578)	$1,796,739
Shares outstanding	10,700,106	10,645,675	10,645,675	10,637,901	10,484,254
Accumulated other comprehensive (loss) income per common share	$ (1.49)	$ (1.50)	$ (1.13)	$ (0.56)	$ 0.17
Book value excluding acccumulated other comprehensive (loss) income per share	$ 4.87	$ 5.15	$ 5.55	$ 6.06	$ 7.05

(Components may not sum due to rounding)

The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended December 31,				For the Years Ended December 31,			
	2022	2021	Percentage Point Change		2022	2021	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:								
Net Combined Ratio Excluding Catastrophes and Prior Year Development	**93.8%**	**94.5%**	**(0.7)**	**pts**	**104.2%**	**101.2%**	**3.0**	**pts**
Effect of catastrophe losses and prior year development								
Catastrophe losses	13.6%	6.8%	6.8	pts	6.7%	10.3%	(3.6)	pts
Prior year development	6.5%	0.0%	6.5	pts	2.4%	0.0%	2.4	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	20.1%	6.8%	13.3	pts	9.1%	10.3%	(1.2)	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	20.1%	6.8%	13.3	pts	9.1%	10.3%	(1.2)	pts
Net combined ratio	**113.9%**	**101.3%**	**12.6**	**pts**	**113.3%**	**111.5%**	**1.8**	**pts**

The following table reconciles the net loss ratio excluding catastrophes and prior year loss development to the net loss ratio for the periods presented:

	For the Three Months Ended December 31,				For the Years Ended December 31,			
	2022	2021	Percentage Point		2022	2021	Percentage	
Net Loss Ratio Excluding Catastrophes and Prior Year Development Reconciliation:								
Net Loss Ratio Excluding Catastrophes and Prior Year Development	**61.2%**	**55.0%**	**6.2**	**pts**	**68.2%**	**60.6%**	**7.6**	**pts**
Effect of catastrophe losses and prior year development								
Catastrophe losses	13.6%	6.8%	6.8	pts	6.7%	10.3%	(3.6)	pts
Prior year development	6.5%	0.0%	6.5	pts	2.4%	0.0%	2.4	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	20.1%	6.8%	13.3	pts	9.1%	10.3%	(1.2)	pts
Net loss ratio	**81.3%**	**61.8%**	**19.5**	**pts**	**77.3%**	**70.9%**	**6.4**	**pts**

The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended December 31,		For the Years Ended December 31,	
	2022	2021	2022	2021
Gross premiums written:				
Personal lines(3)	$ 49,906,923	$ 47,126,691	$ 188,104,883	$ 171,719,993
Livery physical damage	3,956,192	2,879,659	12,992,905	9,716,658
Other(1)	37,811	48,898	157,049	229,383
Total without commercial lines	53,900,926	50,055,248	201,254,837	181,666,034
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total gross premiums written	$ 53,900,926	$ 50,055,248	$ 201,254,837	$ 181,665,178
Net premiums written:				
Personal lines(3)	$ 29,466,212	$ 16,101,502	$ 108,953,413	$ 118,842,870
Livery physical damage	3,956,192	2,879,659	12,992,905	9,716,658
Other(1)	27,279	18,791	113,503	196,812
Total without commercial lines	33,449,683	18,999,952	122,059,821	128,756,340
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total net premiums written	$ 33,449,683	$ 18,999,952	$ 122,059,821	$ 128,755,484
Net premiums earned:				
Personal lines(3)	$ 27,272,564	$ 34,684,069	$ 103,019,573	$ 135,738,484
Livery physical damage	3,144,802	2,311,186	11,226,975	7,909,791
Other(1)	30,741	57,569	137,983	234,300
Total without commercial lines	30,448,107	37,052,824	114,384,531	143,882,575
Commercial lines (in run-off effective July 2019)(2)	-	-	-	(856)
Total net premiums earned	$ 30,448,107	$ 37,052,824	$ 114,384,531	$ 143,881,719
Net loss and loss adjustment expenses(4):				
Personal lines	$ 20,610,295	$ 21,103,882	$ 76,906,768	$ 93,849,714
Livery physical damage	1,329,286	765,790	5,056,461	4,235,255
Other(1)	32,956	(48,173)	18,083	(5,521)
Unallocated loss adjustment expenses	831,016	912,833	3,701,131	3,696,380
Total without commercial lines	22,803,553	22,734,332	85,682,443	101,775,828
Commercial lines (in run-off effective July 2019)(2)	1,961,734	178,147	2,707,599	196,768
Total net loss and loss adjustment expenses	$ 24,765,287	$ 22,912,479	$ 88,390,042	$ 101,972,596
Net loss ratio(4):				
Personal lines	75.6%	60.8%	74.7%	69.1%
Livery physical damage	42.3%	33.1%	45.0%	53.5%
Other(1)	107.2%	-83.7%	13.1%	-2.4%
Total without commercial lines	74.9%	61.4%	74.9%	70.7%
Commercial lines (in run-off effective July 2019)(2)	na	na	na	na
Total	81.3%	61.8%	77.3%	70.9%

1. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3. See discussion with regard to "Direct Written Premiums, Net Written Premiums and Net Premiums Earned" above.
4. See discussions above with regard to "Net Loss Ratio".

Consolidated Statements of Operations and Comprehensive Loss

	For the Three Months Ended December 31,		For the Years Ended December 31,	
	2022	2021	2022	2021
Revenues	(Unaudited)	(Unaudited)	(Unaudited)	
Net premiums earned	$ 30,448,107	$ 37,052,824	$ 114,384,531	$ 143,881,719
Ceding commission revenue	5,036,314	52,281	19,319,391	89,681
Net investment income	1,524,832	1,483,525	4,936,778	6,621,392
Net (losses) gains on investments	(78,429)	4,306,753	(9,391,865)	9,786,955
Other income	160,286	274,233	910,455	851,494
Total revenues	37,091,110	43,169,616	130,159,290	161,231,241
Expenses				
Loss and loss adjustment expenses	24,765,287	22,912,479	88,390,042	101,972,596
Commission expense	9,047,310	8,402,988	34,581,617	33,114,103
Other underwriting expenses	5,979,959	6,531,438	26,697,006	26,254,143
Other operating expenses	756,106	1,042,134	3,113,473	4,183,211
Depreciation and amortization	828,097	810,360	3,300,445	3,290,445
Interest expense	649,412	456,545	2,019,047	1,826,180
Total expenses	42,026,171	40,155,944	158,101,630	170,640,678
(Loss) income from operations before taxes	(4,935,061)	3,013,672	(27,942,340)	(9,409,437)
Income tax (benefit) expense	(985,039)	785,972	(5,417,546)	(2,031,136)
Net (loss) income	(3,950,022)	2,227,700	(22,524,794)	(7,378,301)
Other comprehensive loss, net of tax				
Gross change in unrealized losses on available-for-sale-securities	16,090	(1,532,821)	(22,540,229)	(5,111,234)
Reclassification adjustment for losses (gains) included in net loss	9,406	(4,049,383)	65,333	(5,120,822)
Net change in unrealized gains (losses)	25,496	(5,582,204)	(22,474,896)	(10,232,056)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(5,354)	1,172,263	4,719,729	2,148,733
Other comprehensive incone (loss), net of tax	20,142	(4,409,941)	(17,755,167)	(8,083,323)
Comprehensive loss	$ (3,929,880)	$ (2,182,241)	$ (40,279,961)	$ (15,461,624)
(Loss) earnings per common share:				
Basic	$ (0.37)	$ 0.21	$ (2.12)	$ (0.70)
Diluted	$ (0.37)	$ 0.21	$ (2.12)	$ (0.70)
Weighted average common shares outstanding				
Basic	10,660,426	10,483,894	10,645,365	10,587,912
Diluted	10,660,426	10,828,313	10,645,365	10,587,912
Dividends declared and paid per common share	$ -	$ 0.04	$ 0.12	$ 0.16

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $6,600,388 at December 31, 2022 and $8,753,159 at December 31, 2021)	$ 7,766,140	$8,266,334
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $174,918,427 at December 31, 2022 and $155,808,478 at December 31, 2021)	154,715,163	158,080,110
Equity securities, at fair value (cost of $18,086,700 at December 31, 2022 and $37,470,669 at December 31, 2021)	13,834,390	39,687,002
Other investments	2,771,652	7,561,415
Total investments	179,087,345	213,594,861
Cash and cash equivalents	11,958,228	24,290,598
Premiums receivable, net	13,880,504	12,318,336
Reinsurance receivables, net	66,465,061	40,292,438
Deferred policy acquisition costs	23,819,453	22,238,987
Intangible assets	500,000	500,000
Property and equipment, net	10,541,935	9,291,597
Deferred income taxes, net	10,331,158	192,253
Other assets	3,748,847	8,593,205
Total assets	$ 320,332,531	$ 331,312,275
Liabilities		
Loss and loss adjustment expense reserves	$ 118,339,513	$94,948,745
Unearned premiums	107,492,777	97,759,607
Advance premiums	2,839,028	2,693,466
Reinsurance balances payable	13,061,966	12,961,568
Deferred ceding commission revenue	10,619,569	9,748,508
Accounts payable, accrued expenses and other liabilities	6,651,723	7,704,396
Debt, net	25,158,523	29,823,791
Total liabilities	284,163,099	255,640,081
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,171,512 shares at December 31, 2022 and 11,955,660 shares at December 31, 2021; outstanding 10,700,106 shares at December 31, 2022 and 10,484,254 shares at December 31, 2021	121,715	119,557
Capital in excess of par	74,519,590	72,467,483
Accumulated other comprehensive (loss) income	(15,958,428)	1,796,739
(Accumulated deficit) retained earnings	(16,945,964)	6,855,896
	41,736,913	81,239,675
Treasury stock, at cost, 1,471,406 shares at December 31, 2022 and December 31, 2021	(5,567,481)	(5,567,481)
Total stockholders' equity	36,169,432	75,672,194
Total liabilities and stockholders' equity	$ 320,332,531	$ 331,312,275

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A ("Risk Factors") of our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission and Part I, Item 1A ("Risk Factors") of our Annual Report on Form 10-K for the year ended December 31, 2021 under "Factors That May Affect Future Results and Financial Condition", filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Jennifer Gravelle
Chief Financial Officer
(845) 768-1970